Exhibit 10.16

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into as of this 20th day of March, 2017 (the "Effective Date"), by and between Integrity Applications, Inc., a Delaware corporation (the "Company") and John Graham, an individual ("Employee").

W I T N E S S E T H:

WHEREAS, the Company is in the business of development and commercialization of noninvasive glucose monitoring device and related products; and

WHEREAS, the Company and Employee desire to enter into this Agreement to establish certain terms of Employee's employment with the Company.

NOW THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt, and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Employment, Duties and Term.

(a) Company hereby employs Employee as the Chief Executive Officer as of the Effective Date and Employee shall become a member of the Board of Directors of Company (the "Board") within one week following the Effective Date, and Employee hereby accepts such employment with Company and appointment to the Board on the terms and conditions set forth in this Agreement.  In such capacity, Employee shall perform the duties appropriate to such office or position, and such other duties and responsibilities as are assigned to him from time to time by the Board. During the period during which Employee shall be employed by the Company pursuant to the terms of this Agreement (the "Term of Employment"), Employee shall devote his full working time and best efforts to the performance of his duties under this Agreement for and on behalf of Company, and shall not work for anyone else without the express written consent of Company or engage in any activity in competition with or detrimental to Company or any affiliate of Company.  Employee shall follow in all material respects all rules, policies and programs adopted from time to time by the Company and applicable to Employee.  Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for Employee to (x) serve on corporate, civic or charitable boards or committees, (y) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (z) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of Employee's responsibilities to the Company in accordance with this Agreement.

(b) This Agreement shall commence on the Effective Date and end on the date on which this Agreement is terminated in accordance with Paragraph 3 of this Agreement (the "Termination Date").

(c) Employee's services shall be performed from Employee's home-based office until such time that the location of the Company's U.S. headquarters has been established.

2.             Compensation.

(a) Base Compensation.  In consideration of the services rendered by Employee, and subject to the terms and conditions hereof, Company will pay Employee during the Term of this Agreement a base salary of Five Hundred Thousand Dollars ($500,000) per year (the "Base Compensation").  The Base Compensation shall be payable in installments in accordance with Company's regular payroll practices.  Company will withhold from all compensation payable to Employee all applicable federal, state, and local withholding taxes.  Notwithstanding the foregoing, the total installment payments of Base Compensation during the initial six (6) months of the Term of Employment shall be Two Hundred Thousand Dollars ($200,000), the total installment payments of Base Compensation during the three (3) month period beginning on the six (6) month anniversary of the Term of Employment shall be One Hundred Twenty-five Thousand Dollars ($125,000) and the total installment payments of Base Compensation during the three (3) month period beginning on the nine (9) month anniversary of the Term of Employment shall be One Hundred Seventy-five Thousand Dollars ($175,000).  Beginning on the thirteen month anniversary of the Effective Date, the Base Compensation will be payable in equal installments in accordance with Company's regular payroll practices.

(b) Bonus.  Subject to the terms and conditions hereof and based on Employee's performance during a fiscal year beginning after December 31, 2017 and during the Term of Employment, Employee shall be eligible to earn an annual performance bonus having a threshold bonus opportunity equal to 35% of his current Base Compensation, a target bonus opportunity equal to 60% of his current Base Compensation, and a maximum bonus equal to 72% of his current Base Compensation, in each case based on satisfaction of performance criteria to be established by the Board or the Compensation Committee of the Board within the first ninety (90) days of each fiscal year that begins during the Term of Employment (the "Performance Bonus").  Payment of any Performance Bonus shall be made based on the Board's (or a Board committee's), as applicable, determination regarding Employee's satisfaction of the criteria applicable to such Performance Bonus opportunity.  Any payment in respect of a Performance Bonus shall be subject to tax and other standard payroll withholdings and shall be paid within thirty (30) days following the final determination of the amount of the Performance Bonus to be paid and during the immediately following calendar year to which the Performance Bonus related and provided that the Term of Employment continues through and on such payment date, except as otherwise required herein.  For the period beginning on March 20, 2017 through December 31, 2017, Employee shall be eligible to earn a guaranteed annual performance bonus equal to Two Hundred Twenty-five Thousand Dollars ($225,000), which shall be paid to Employee on or before March 15, 2018 (the "First Year Bonus Payment Date"), provided that the Term of Employment continues through and on such the First Year Bonus Payment Date.

(c) One-Time Milestone Bonus.  Employee shall be eligible to earn a one-time milestone bonus equal to Five Hundred Thousand Dollars ($500,000) based upon satisfaction of the Company attaining cash on hand in the Company equal to or greater than Twenty Million Dollars ($20,000,000) on or before December 31, 2018, which shall be paid to Employee within thirty (30) days following the date on which the Company attains cash on hand in the Company equal to or greater than Twenty Million Dollars ($20,000,000), provided that the Term of Employment continues through and on the payment date.

(d) Equity Interests.  Effective as of the Effective Date, the Company shall grant to Employee options to purchase up to 3,077,540 shares of the Company's Common Stock, with 1,673,996 options at an exercise price of $4.50 per share, 559,414 options at an exercise price of $5.41 per share, and 844,130 options at an exercise price of $7.75 per share, which shall vest in equal monthly installments over a three year period following the Effective Date, subject to the Term of Employment continuing through and on each such vesting date and subject to the terms and conditions set forth in the Stock Option Agreement attached as Exhibit A hereto and made a part hereof, and the provisions of the Company's Incentive Compensation Plan. During the Term of Employment, Employee shall be eligible to be granted additional equity awards under (and therefore subject to all terms and conditions of) the Company's Incentive Compensation Plan or such other plans or programs as the Company may from time to time adopt, and subject to all rules of regulation of the Securities and Exchange Commission applicable thereto.  The number and type of additional equity awards, and the terms and conditions thereof, shall be determined by the Compensation Committee of the Board or by the Board, in its discretion and pursuant to the Company's Incentive Compensation Plan or the plan or arrangement pursuant to which they are granted.

(e) Vacation.  Employee will be entitled to twenty-five (25) days vacation per year; provided, however, except as otherwise provided by applicable law: (1) the Company shall not pay Employee any additional compensation for any vacation time which is not used prior to the end of a calendar year or any earlier termination of employment, and (2) any vacation time which is not used prior to the end of a calendar year may not be used in any subsequent year.  If during the Term of Employment, Employee is employed by the Company for only part of a calendar year, Employee shall be entitled to a pro rata number of vacation days during such partial calendar year.

(f) Benefits.  During the Term of Employment, Employee shall be entitled to participate in any employee benefit plans (including retirement, insurance, fringe benefit and other executive benefit plans) generally provided by the Company to full-time employees of the Company, but only to the extent provided in such employee benefit plans and subject to eligibility requirements of such plans, and for so long as Company provides or offers such benefit plans.  Company reserves the right to modify, amend, or terminate such benefit plans at any time without prior notice.  Company will pay 100%, of the cost of employee family health insurance coverage, AD&D, executive level Short and Long Term Disability insurance; provided, however, that, if the Company determines that its payment of 100% of the cost of any such coverage might cause the applicable plan to provide an impermissibly discriminatory benefit, then, in lieu of paying 100% of the cost of such coverage, the Company will pay the maximum amount that it can pay for the coverage without causing the impermissible discrimination and pay Employee a cash payment equal to the sum of (1) the difference between the amount that the Company pays for coverage and the actual cost of such coverage and (2) the amount of income and employment taxes that it reasonably anticipates Employee will owe on the amount paid under this sentence; provided further, that with respect to health insurance coverage, AD&D, and executive level Short and Long Term Disability insurance, until such time as the Company has obtained health insurance coverage, AD&D, and executive level Short and Long Term Disability insurance for its U.S. employees generally, the Company shall reimburse Employee for his out-of-pocket costs to maintain such coverage up to Two Thousand Five Hundred Dollars ($2,500) per month, subject to the limitations set forth in this Section 2(f) and in accordance with Section 2(g) hereof.  The Company will pay for (or reimburse Employee the costs of) Employee's memberships in social or business clubs, professional associations, and continuing education costs required to maintain professional certifications, to the extent deemed appropriate by the Company's Board.  The Employee will be responsible for all income taxes levied against Employee as a result of the Company's provision of any benefits to Employee.

(g) Expense Reimbursement.  During the Term of Employment, Employee shall be entitled to be reimbursed in accordance with Company policies, as adopted from time to time, for all reasonable, ordinary, and necessary expenses incurred by Employee in connection with the performance of Employee's duties of employment hereunder, including, but not limited to travel, taxi and car services, entertainment, professional dues, professional associations, professional education, technology tools and services (e.g. laptop computer, phone and usage plans, mobile internet, tec.), office supplies, and subscriptions.  The Company will reimburse Employee for business class airfare for all international travel in connection with the performance of Employee's duties of employment hereunder. If necessary to avoid adverse tax consequences for Employee, these reimbursements shall be made in a fashion that satisfies the requirements of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A").

3.             Termination.

(a) Termination Events.  This Agreement and Employee's employment with the Company may be terminated as follows:

     (i)           by the Company, immediately and without advance notice, for Cause;

     (ii)          by the Company, immediately and without advance notice, upon the death or Disability of Employee;

     (iii)         by the Company, upon ninety (90) days prior written notice to Employee, without Cause;

     (iv)         by Employee, immediately and without advance notice, for Good Reason; or

(v)               by Employee, upon thirty (30) days prior written notice to the Company without Good Reason.

Upon any termination of Employee's employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, the Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its subsidiaries.

(b)           Termination Benefits.

                                (i)                Subject to Paragraph 3(c) below, on the 60th day following the Termination Date, the Company will pay to Employee a lump sum payment equal to the sum of:

    (A)                all accrued but unpaid benefits, reimbursements and Base Compensation owed to Employee as of the date of termination; and

    (B)                if this Agreement is terminated under clause (ii), (iii), or (iv) of Paragraph 3(a) above, (x) the amount of Employee's then current Base Compensation for a period of six (6) months from the date of termination, (y) the cost associated with COBRA family coverage for Employee for a period of twelve (12) months from the date of termination; provided, however, that the Company may substitute a lesser cash payment as described in Paragraph 2(f) for the cost of COBRA coverage to the extent required to prevent impermissible discrimination under the applicable medical plan, and (z) the amount of any Performance Bonus that has been earned in a prior year but remains unpaid as of the date of termination.

(ii)               If this Agreement is terminated under clause (ii), (iii), or (iv) of Paragraph 3(a), subject to Paragraph 3(c) below, Employee shall be entitled to a pro rated portion of the Performance Bonus, if any, Employee would have received for the fiscal year in which this Agreement is terminated had Employee remained employed with the Company.  Such payment, if any, shall be paid as and when Performance Bonuses are paid by the Company for such fiscal year.

(iii)              Notwithstanding the foregoing, no payments under clause (i)(B) or (ii) of this Paragraph 3(b) shall be payable in connection with a termination of this Agreement as a result of Employee's Disability unless such Disability also satisfies the definition of "disability" under Section 409A.

(iv)              If this Agreement is terminated for any reason, the Company shall continue to provide D&O tail insurance coverage to the Employee for the proscribed period provided in the D&O insurance policy in force as of the date of such Agreement termination.

(c)           Release.  All payments and benefits provided to Employee under Paragraph 3(b) (other than the payments and benefits provided under Paragraph 3(b)(i)(A)) above are conditioned on Employee executing and not revoking a release of claims against the Company, in substantially the form set forth as Exhibit B hereto, which release must be executed, not be revoked and have become irrevocable within sixty (60) days of Employee's termination or resignation.  All payments and benefits provided under Paragraph 3(b) (other than the payments and benefits provided under Paragraph 3(b)(i)(A)) above shall be forfeited if the Employee does not timely execute (or subsequently revokes) the release within the aforementioned sixty (60) day period.

(d)           Certain Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the meaning set forth below:

(i)             "Cause" means the good faith and reasonable determination of the Board that the Employee has

(A)                been grossly negligent or engaged in willful misconduct, fraud, embezzlement, acts of dishonesty or a conflict of interest (to the extent such conflict of interest materially harms the Company), in each case, relating to the affairs of the Company; provided, that "Cause" shall not be deemed to exist under this clause (A) unless Employee has been given written notice specifying the act or omission constituting Cause and Employee has failed to cure such act or omission within thirty (30) days after receiving such notice; provided further, that such notice and cure right shall not be required to be given if the act or omission giving rise to the determination that Cause exists is not, in the reasonable determination of the Board, susceptible of cure;

(B)                been convicted of or pleaded nolo contendere to any felony crime or been involved in the commission of any act (i) involving (A) misuse or misappropriation of money or other property of Company or (B) repeated use of illegal substances; or (ii) which disparages the business integrity of the Company, their directors, employees or customers, and materially and adversely affects the business reputation of Company; or

(C)                 engaged in a willful violation of any federal or state securities laws.

(ii)            "Disability" has the meaning set forth in the Company's long-term disability plan as in effect as of the date on which a "Disability" is claimed hereunder.

(iii)           "Good Reason" means:

(A)                a material diminution in Employee's title or responsibilities not otherwise agreed to in writing by Employee;

(B)                 a material reduction in Employee's Base Compensation not otherwise agreed to in writing by Employee;

(C)              the Company's failure to satisfy any payment obligation under this Agreement; or

(D)                a material breach by the Company of this Agreement (other than a failure to satisfy any payment obligation).

A termination for Good Reason hereunder shall not be effective until Employee has first given the Company written notice specifying such act or omission giving rise to the alleged Good Reason event and the Company has failed to cure such act or omission within thirty (30) days after receiving such notice. Employee shall provide the Company with such written notice detailing the specific circumstances alleged to constitute Good Reason within ninety (90) days after the first occurrence of such circumstances, otherwise, any claim of such circumstances as "Good Reason" shall be deemed irrevocably waived by Employee.

4.             Confidential Relationship and Confidential Information.

(a) Confidential Information.  Employee acknowledges that, during the course of his/her employment, he will have access to information relating to the Company's business that provides the Company with a competitive advantage, that is not generally known by persons not employed by or providing services for the Company and that could not easily be determined or learned by someone outside the Company ("Confidential Information").  Such Confidential Information includes both written information and information not reduced to writing and includes, without limitation:  (i) the identity of the Company's customers, suppliers and other business partners and prospective customers, suppliers and other business partners, including names, addresses and phone numbers, the characteristics, preferences and investment strategies of those parties, the types of services provided to and ordered by those third parties; (ii) the Company's internal corporate policies related to those services, price lists, fee arrangements and terms of dealings with such third parties; (iii) the identity of the Company's sources in the field and off-site consultants and the terms and conditions on which the Company transacts business with those sources and consultants; (iv) financial and sales information, including the Company's financial condition and performance and the compensation paid to other employees of the Company; (v) information relating to inventions, discoveries and formulas, records, research and development data, trade secrets, processes, other methods of doing business, forecasts and business and marketing plans of the Company and (vi) all Company Intellectual Property (as hereinafter defined).  Employee acknowledges that the Company has gathered such information at great cost and over time and that such information is not generally known and cannot easily be obtained from publicly available sources.

(b) Notwithstanding the foregoing, the term "Confidential Information" shall not include, and Employee shall not have any obligations under this Paragraph 4 with respect to, any information which (i) is or becomes publicly known through no unlawful or other wrongful act or omission by Employee or any other person or entity; (ii) becomes known to Employee from a third party having the legal right to make an unrestricted disclosure without a breach of any obligation of confidentiality to the Company by Employee or such third party; (iii) is  voluntarily disclosed to the public or competitors of the Company by the Company (except where such public disclosure has been made by Employee or another without authorization); or (iv) has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(c) Restriction on Use and Disclosure of Confidential Information.  Employee shall, both during and after his/her employment by Company, hold all Confidential Information in a fiduciary capacity.  Employee shall not directly or indirectly use or disclose such Confidential Information except as is (i) necessary for the good faith performance of his/her services for Company, (ii) reasonably necessary, in the opinion of counsel to the Company (or, in respect of claims by the Company against Employee, counsel to Employee), to respond to or defend any claim(s) against Employee or the Company or (iii) required to be disclosed by court order, governmental action, legal process or by applicable law; provided, however, that if disclosure is required under this clause (iii), Employee shall first give written notice thereof to the Company and shall fully cooperate (at the Company's cost and expense) in the Company's attempt to obtain a protective order or other waiver or exclusion from the court or other applicable governmental or other authority.

(d) Ownership of Confidential Information.  Employee acknowledges that any documents received or created by him during the course of his/her employment with the Company that contains or pertains to Confidential Information are and will remain the sole property of the Company.  Such documents include, without limitation, files, memoranda, correspondence, reports, client records, contact lists and compilations of information, however such information may be recorded and whether on hard copy or on a computer disk, magnetic disk,  CD-ROM, flash drive, or other electronic storage device.  Employee shall return all such documents (including all copies) promptly upon the termination of his/her employment and shall not, during and after his/her employment, disclose those documents to anyone outside the Company or use those documents for any purpose other than the advancement of the Company's interests, or as reasonably necessary, in the opinion of counsel to the Company (or, in respect of claims by the Company against Employee, counsel to Employee), to respond to or defend any claim(s) against Employee or the Company.

5.             Restrictive Covenants.

(a) Noncompetition; Non-solicitation.

     (i)           Employee acknowledges that the Company is engaged in a highly competitive business on a world-wide scale and that, by virtue of the position in which Employee is employed, his/her engaging in or working for or with any business which is directly competitive with the Company would cause the Company great and irreparable harm.  Employee also acknowledges that, by virtue of his/her employment, he has gained or will gain knowledge of the identity, characteristics, and preferences of the Company's customers, suppliers and other business partners, among other Confidential Information, and that Employee would inevitably have to draw on such Confidential Information if he were to solicit or service the Company's customers, suppliers and other business partners on behalf of a competing business enterprise.

(ii)           Employee agrees that "Restricted Business" at any date means the goods, products, and/or services of the type provided, marketed, sold, produced and/or developed by the Company during the twelve (12) month period ending on that date for or concerning the development and commercialization of glucose monitoring devices or any technology or software that measures or monitors glucose levels.  The "Territory" for the purposes of this Paragraph 5 shall be anywhere in (x) the World.

(iii)          Accordingly, Employee agrees that during Employee's employment with Company, whether or not under this Agreement, and thereafter for a period of twelve (12) months (the "Noncompetition Period"), he will not within the Territory:

(A)                directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of or be employed by, associated with or in any manner connected with any entity or organization engaged in Restricted Business;

(B)                 directly or indirectly approach, advise, solicit or deal with, in competition with the Company, any entity or organization engaged in Restricted Business;

(C)                 provide technical, commercial or professional advice to any business or concern engaged in Restricted Business; or

(D)                interfere or seek to interfere with the supply of any components, materials, goods or services to the Company (or with the terms of any such supply).

(iv)         Employee agrees that during Employee's employment with Company, whether or not under this Agreement, and thereafter for a period of twenty-four (24) months, he will not within the Territory, directly or indirectly, for the purpose of competing with the Company:

(A)                induce or procure or attempt to induce or procure any person who is on, or was during the twenty-four (24) months preceding, the date of the termination of Employee's employment with the Company, an officer or key employee of, consultant for or other person under contract to provide services to the Company, to leave his/her/her employment or service with the Company (whether or not that person would commit any breach of his/her or her employment or appointment by reason of leaving the service of the Company); or

(B)                accept into employment or otherwise engage or use the services of any person who is on, or was during the twenty-four (24) months preceding, the date of the termination of Employee's employment with the Company, an officer or key employee of, consultant for or other person under contract to provide services to the Company.

(v)           Employee agrees that during Employee's employment with Company and for all time thereafter, he will not disparage the Company, its directors, officers, employees, the Company brand or its products and services.

(b)           Intellectual Property.

(i)           Employee shall disclose promptly to the Company all ideas, inventions, discoveries, improvements, designs, formulae, processes, production methods and technological innovations (which, together with all intellectual property rights that might be available therein including, without limitation, patents, copyrights and trade secrets, shall hereinafter be referred to as "Intellectual Property"), whether or not patentable, which Employee may conceive or make, alone or with others, in connection with his/her employment with the Company from and after the date of this Agreement, whether or not during working hours, and which: (A) relate specifically to the business of the Company; (B) are based on or derived from Employee's knowledge of the actual or planned business activities of the Company; or (C) are developed using existing Intellectual Property belonging to the Company.

(ii)          Employee shall assign, and does hereby assign, to the Company (and to bind his/her heirs, executors and administrators, to assign to the Company) all Intellectual Property covered by Paragraph 5(b)(i) hereof (collectively, "Company Intellectual Property").

(iii)          Without further compensation but at the Company's expense, Employee agrees to give all testimony and execute all patent applications, rights of priority, assignments and other documents, and in general do all lawful things reasonably requested of Employee by the Company to enable the Company to obtain, maintain and enforce its rights to such Company Intellectual Property.

(iv)          All of Employee's work product during his/her employment hereunder and all parts thereof shall be "work made for hire" for the Company within the meaning of the United States Copyright Act of 1976, as amended from time to time, and for all other purposes, and Employee hereby quitclaims and assigns to the Company any and all other rights he may have or acquire therein.  Accordingly, all right, title and interest in any and all materials, or other property, including, without limitation, trademarks, service marks and related rights, whether or not copyrightable, created, developed, adapted, formulated or improved by Employee (whether alone or in conjunction with any other person or employee), constituting Company Intellectual Property shall be owned exclusively by the Company.  Employee will not have or claim to have under this Agreement, or otherwise, any right title or interest of any kind or nature whatsoever in any Company Intellectual Property.

6.             Release.  Employee acknowledges that the Company may use the image, likeness, voice, or other characteristics of Employee in the services, materials, computer programs, marketing and advertising and other deliverables created or used or distributed by or on behalf of the Company in the course of its business.  Employee hereby consents to the use of such characteristics of Employee by the Company and releases the Company, its directors, officers, employees, agents, contractors, licensees and assigns from any claims which Employee has or may have for invasion of privacy, right of publicity, defamation, copyright infringement, or any other causes of action arising out of the use, adaptation, reproduction, distribution, broadcast, or exhibition of such characteristics.

7.             Enforcement.  Employee acknowledges that the restrictions contained in Paragraphs 4 and 5 are fair, reasonable, and necessary for the protection of the legitimate business interests of the Company and that the Company will suffer irreparable harm in the event of an actual or threatened breach of any such provision by Employee.  Employee therefore consents to the entry of a restraining order, preliminary injunction, or other court order to enforce such provisions and expressly waives any security that might otherwise be required in connection with such relief.  Employee also agrees that any request for such relief by the Company shall be in addition and without prejudice to any claim for monetary damages which the Company might elect to assert.  Employee agrees that the terms of Paragraphs 4 and 5 are in addition to, and not in limitation of, any other restrictive covenants agreed to by Employee with respect to the Company.  For all purposes of Paragraphs 4 and 5, the term "Company" means the Company and each of its now existing or hereafter created or acquired or affiliated companies, subsidiaries and parent companies, and their respective successors and assigns.

8.             No Conflicting Obligations.  Employee represents and warrants to the Company that he is not now under any obligation of a contractual or other nature to any person or entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair in any way the performance by him of his/her obligations hereunder.

9.             Governing Law and Forum Selection.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without respect to its principles of conflicts of laws that would refer resolution of any dispute arising under this Agreement to the substantive laws of another jurisdiction.  Employee and the Company hereby agree that the exclusive venue for any legal dispute related to this Agreement shall be in the state and federal courts sitting in New York, New York and the appellate courts having jurisdiction thereover.

10.           Severability.  If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.  If the final judgment of a court of competent jurisdiction declares that any provision of this Agreement, including, without limitation, any provision of Paragraph 4, 5 or 6 hereof, is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision, and this Agreement shall be enforced as so modified.

11.           Survivability.  The provisions of this Agreement which by their terms call for performance subsequent to termination of Employee's employment, or of this Agreement, shall so survive such termination.

12.            No Defense.  The existence of any claim, demand, action or cause of action of Employee against the Company, whether or not based upon this Agreement, will not constitute a defense to the enforcement by the Company of any covenant or agreement of Employee contained in Paragraphs 4 and 5 herein.

13.           No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

14.           Source of Payments.  All payments provided under this Agreement shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment.

15.           Tax Withholding.  The Company may withhold from any benefits payable under this Agreement (including with respect to the Performance Bonus whether in cash or in stock shares) all federal, state, city or other taxes as the Company shall reasonably determine are required pursuant to any law or governmental regulation or ruling.

16.           Notices.  Any notices, demands and communications under this Agreement shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally or actually received, (b) three (3) business days after being mailed, certified mail, return receipt requested, (c) one (1) business day after being sent by a nationally recognized overnight delivery service, or (d) if sent via facsimile or similar electronic transmission during normal business hours, as evidenced by mechanical confirmation of such fax or other electronic transmission, to the parties as set forth below or at such other address as may have been furnished by a party to the other party in accordance with the foregoing:

If to the Company, to:	Integrity Applications, Inc.
Chairman of the Board – Phil Darivoff
19 Ha'Yahalomim Street
P.O. Box 12163
Ashdod, Israel

If to Employee, to:                               John Graham
413 Snowy Egret Lane
Johns Island, SC 29455

17.         Assignment.  This Agreement is a personal contract requiring the provision of unique services by Employee, and Employee's rights and obligations hereunder may not be sold, transferred, assigned, pledged, or hypothecated by Employee.  In the event of any attempted assignment or transfer of rights hereunder by Employee contrary to the provisions hereof (other than as may be required by law), the Company will have no further liability for payments hereunder.  The rights and obligations of Company hereunder will be binding upon and run in favor of the successors and assigns of Company.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (".pdf") form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

19.           Complete Understanding; Amendments; Waiver.  This Agreement  and the documents referenced herein constitute the complete understanding between the parties with respect to the employment of Employee and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by any party with respect thereto except as expressly set forth herein, and all prior employment agreements between the Company and Employee with respect to the performance of any services by Employee are hereby terminated.  This Agreement shall not be altered, modified or amended (except as provided in Paragraph 10 hereof) or terminated except by a written instrument signed by each of the parties hereto.  No waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be effective or binding on any party unless it is in writing signed by the party charged with giving such waiver.  A waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived, and no waiver by any party hereto of a breach hereunder by the other party on any occasion shall constitute a waiver of the same breach on any subsequent occasion.  Except as expressly provided herein, no delay on the part of the Company or Employee in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, no single or partial exercise by the Company or Employee of any such right or remedy shall preclude other or further exercise thereof and all remedies hereunder or by operation of law or equity shall be cumulative and not exclusive.

20.           Titles and Captions; Construction.  All paragraph titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope, meaning or intent of any provision hereof.  When used in this Agreement, (a) words denoting the singular include the plural and vice versa, (b) his/her, her or its shall include all genders, (c) when calculating the period of time within or following which any act is to be done or notice given or other steps taken, the date which is the reference day in calculating such period shall be excluded and if the last day of such period is not a "business day" in New York, New York, then the period shall end on the next day which is a business day in New York, New York, and (d) any reference to "herein," "hereof," "hereby," "hereunder" or words of similar import shall mean and refer to this Agreement as a whole and not to any particular part hereof.

21.              Notification of New Employer.  In the event that Employee is no longer an employee of the Company, Employee consents to notification by the Company to Employee's new employer or its agents regarding Employee's rights and obligations under this Agreement.

22.          Right to Consult with Counsel; No Drafting Party.  Employee acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, Employee agrees that the obligations created hereby are not unreasonable.  Employee acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

23.           Waiver of Jury Trial.  EMPLOYEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT EMPLOYEE MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT, DOCUMENT OR INSTRUMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.

24.            Compliance with Section 409A.

 (a) This Agreement is intended, and shall be interpreted, to ensure that the payments made by the Company are exempt from, or comply with, Section 409A.  If any provision of this Agreement is or might be inconsistent with the requirements of Section 409A, such provision shall be deemed to be amended to the extent necessary to bring it into compliance with Section 409A.

(b) Any payment by the Company that is subject to Section 409A and that is contingent on a termination of employment is contingent on a "separation from service" within the meaning of Section 409A.  Each such payment shall be considered to be a separate payment under Section 409A.  In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) If, on the date of a "separation from service," the equity interests of the Company are publicly traded and Employee is a "specified employee" within the meaning of Section 409A, any payment that is "nonqualified deferred compensation" subject to Section 409A and would be paid within six months after Employee's separation from service will instead begin to be paid in the seventh month following Employee's separation from service to the extent required by Section 409A.

(d) Any reimbursements by the Company to Employee of any eligible expenses under this Agreement that are not excludable from Employee's income for Federal income tax purposes (the "Taxable Reimbursements") shall be made by no later than the last day of the taxable year of Employee following the year in which the expense was incurred.  The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Employee, during any taxable year of Employee shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Employee.  The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(e) Payment of any tax reimbursements under this Agreement must be made by no later than the end of the taxable year of Employee following the taxable year of Employee in which Employee remits the related taxes.

(f) Notwithstanding the foregoing, the Company does not make any representation to Employee that the payments or benefits provided under this Agreement are exempt from, or satisfy, the requirements of Section 409A, and the Company shall have no liability or other obligation to indemnify or hold harmless Employee or any beneficiary of Employee for any tax, additional tax, interest or penalties that Employee or any beneficiary of Employee may incur in the event that any provision of this Agreement, or any amendment or modification thereof, or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A.

IN WITNESS WHEREOF, Employee has hereunder set his/her hand, and the Company has caused this Agreement to be executed as of the day and year first above written.

"EMPLOYEE" John Graham
"COMPANY" By: Phil Darivoff, Chairman of the Board

EXHIBIT A

EXHIBIT B
 FORM OF RELEASE

GENERAL RELEASE OF CLAIMS

_______________ ("Executive"), for himself and his family, heirs, executors, administrators, legal representatives and their respective successors and assigns, in exchange for the consideration received pursuant to Paragraph 3(b)(i)(B) and Paragraph 3(b)(ii) of the Employment Agreement to which this release is attached as Exhibit C (the "Employment Agreement"), does hereby release and forever discharge Integrity Applications, Inc., a Delaware corporation (the "Company"), its subsidiaries, affiliated companies, successors and assigns, and its current or former directors, officers, employees, shareholders or agents in such capacities (collectively with the Company, the "Released Parties") from any and all actions, causes of action, suits, controversies, claims and demands whatsoever, for or by reason of any matter, cause or thing whatsoever, whether known or unknown including, but not limited to, all claims under any applicable laws arising under or in connection with Executive's employment or termination thereof, whether for tort, breach of express or implied employment contract, wrongful discharge, intentional infliction of emotional distress, or defamation or injuries incurred on the job or incurred as a result of loss of employment.  Executive acknowledges that the Company encouraged him to consult with an attorney of his choosing, and through this General Release of Claims encourages him to consult with his attorney with respect to possible claims under the Age Discrimination in Employment Act ("ADEA") and that he understands that the ADEA is a Federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefits and benefit plans.  Without limiting the generality of the release provided above, Executive expressly waives any and all claims under ADEA that he may have as of the date hereof.  Executive further understands that by signing this General Release of Claims he is in fact waiving, releasing and forever giving up any claim under the ADEA as well as all other laws within the scope of this paragraph 1 that may have existed on or prior to the date hereof.  Notwithstanding anything in this paragraph 1 to the contrary, this General Release of Claims shall not apply to (i) any rights to receive any payments or benefits pursuant to Paragraph 3 of the Employment Agreement, (ii) any rights or claims that may arise as a result of events occurring after the date this General Release of Claims is executed, (iii) any indemnification rights Executive may have as a former officer or director of the Company or its subsidiaries or affiliated companies, (iv) any claims for benefits under any directors' and officers' liability policy maintained by the Company or its subsidiaries or affiliated companies in accordance with the terms of such policy, and (v) any rights as a holder of equity securities of the Company.

Executive represents that he has not filed against the Released Parties any complaints, charges, or lawsuits arising out of his employment, or any other matter arising on or prior to the date of this General Release of Claims, and covenants and agrees that he will never individually or with any person file, or commence the filing of, any charges, lawsuits, complaints or proceedings with any governmental agency, or against the Released Parties with respect to any of the matters released by Executive pursuant to paragraph 1 hereof (a "Proceeding"); provided, however, Executive shall not have relinquished his right to commence a Proceeding to challenge whether Executive knowingly and voluntarily waived his rights under ADEA.

Executive hereby acknowledges that the Company has informed him that he has up to twenty-one (21) days to sign this General Release of Claims and he may knowingly and voluntarily waive that twenty-one (21) day period by signing this General Release of Claims earlier.  Executive also understands that he shall have seven (7) days following the date on which he signs this General Release of Claims within which to revoke it by providing a written notice of his revocation to the Company.

Executive acknowledges that this General Release of Claims will be governed by and construed and enforced in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

Executive acknowledges that he has read this General Release of Claims, that he has been advised that he should consult with an attorney before he executes this general release of claims, and that he understands all of its terms and executes it voluntarily and with full knowledge of its significance and the consequences thereof.

This General Release of Claims shall take effect on the eighth day following Executive's execution of this General Release of Claims unless Executive's written revocation is delivered to the Company within seven (7) days after such execution.

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